CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Fiscal Quarters Ended
	March 27,	March 28,
	2021	2020

Revenues:
Product sales	$4,865,708	$6,511,571
Total revenues	4,865,708	6,511,571
Cost of product sales	3,921,568	4,961,361
Gross Margin	944,140	1,550,210
Selling, general, and
administrative expense	908,471	928,590
Income (loss) from operations	35,669	621,620
Other income (expense), net	(4,310)	(19,966)
Income (loss) before taxes	31,359	601,654
Income tax provision (benefit)	456	—
Net income (loss)	$30,903	$601,654
Net income (loss) per
basic common share	$0.00	$0.05

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	March 27,	March 28,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$167,918	$122,255
Accounts receivable-trade, net	3,778,203	5,959,224
Inventories, net	3,631,152	3,595,338
Prepaid expenses and other current assets	293,275	227,459

Total current assets	7,870,548	9,904,276

Net property and equipment	1,184,678	1,424,302
Right-of-use lease asset	664,000	136,000
Deferred taxes, net	117,000	147,873

Total Assets	$9,836,226	$11,612,451

LIABILITIES AND STOCKHOLDERS’
EQUITY
Current liabilities:
Borrowings against line of credit	193,395	1,577,506
Note payable, current portion	58,833	45,980
Accounts payable	1,503,327	2,621,862
Accrued expenses	531,548	691,921
Deferred revenue	319,216	381,216
Lease liability, current portion	148,000	136,000

Total current liabilities	2,754,319	5,454,485

Note payable less current portion	139,608	159,649
Long term lease liability	516,000	—

Total liabilities	3,409,927	5,614,134
Total stockholders’ equity	6,426,299	5,998,317

Total liabilities and stockholders’
equity	$9,836,226	$11,612,451